Exhibit 10.7

AMENDMENT #1 TO AMENDED AND RESTATED

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

AMENDMENT #1 dated as of November 4, 2009 (this “Amendment”) to AMENDED AND RESTATED CHANGE OF CONTROL EMPLOYMENT AGREEMENT by and between tw telecom holdings inc., a Delaware corporation (“Holdings”), and tw telecom inc., a Delaware corporation (the “Company”), and Paul Jones (the “Executive”).

WHEREAS, Holdings and the Executive entered into an Amended and Restated Change of Control Employment Agreement dated December 12, 2008 (the “Prior Agreement”).

WHEREAS, the Board of Directors of the Company (the “Board”) and Executive have determined that it is in the best interests of the Company and its stockholders to amend the Prior Agreement.

WHEREAS, the Board has determined that the Company should be the contracting party with the Executive rather than Holdings;

NOW, THEREFORE, the Prior Agreement is hereby amended as of the date first written above as follows:

Section 1. The Company hereby assigns the Prior Agreement to tw telecom inc. and tw telecom inc. hereby assumes and agrees to perform the Prior Agreement, as amended hereby, and all obligations of tw telecom holdings inc. hereunder. All references in the Agreement, as amended hereby, to the “Company” will mean tw telecom inc.

Section 2. Section 2 of the Prior Agreement is hereby amended to read in its entirety as follows:

“Section 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the eighteen-month anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.”

Section 3. Section 4(c) of the prior Agreement is hereby amended to delete the penultimate sentence, so that the Section, as amended, will read as follows:

“(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(1) the assignment to the Executive of any duties substantively inconsistent (and excluding the assignment of insubstantial and isolated additional duties that are not substantively inconsistent) with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3) the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5) any failure by the Company to comply with and satisfy Section 11(c).

For purposes of this Section 4(c), the determination of Good Reason shall be made by the Executive in good faith, and shall be described in reasonable detail in a written notice provided to the Company not later than thirty (30) days after the occurrence of the events deemed to constitute Good Reason. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.”

Section 4. Section 12 of the Agreement is amended to add a new subsection (h) to read in its entirety as follows:

“(h) Notwithstanding the foregoing or anything in this Agreement to the contrary, the Executive may be characterized, for purposes of tax withholding and reporting, as an employee of tw telecom holdings inc. or another Affiliated Entity, and any compensation and benefit obligations of the Company hereunder, other than any rights to equity compensation in respect of the Company, may be performed or fulfilled by tw telecom holdings inc. or another Affiliated Entity.”

Section 5. Except as amended hereby, the Prior Agreement shall remain in full force or effect. All references in the Prior Agreement to “the Agreement” or “this Agreement” will refer to the Prior Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company and holdings have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

PAUL JONES

/s/ Paul Jones

tw telecom inc.

By:	/s/ Larissa Herda
Name:	Larissa Herda
Title:	Chairman, Chief Executive Officer and President

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